UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES

EXCHANGE ACT OF 1934

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☐ Preliminary Proxy Statement
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☐ Definitive Proxy Statement
☑ Definitive Additional Materials
☐ Soliciting Material Pursuant to Section 240.14a-12

PIPER JAFFRAY COMPANIES

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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April 12, 2011
Dear Shareholder:
We previously sent you proxy materials for the Piper Jaffray Companies annual meeting of shareholders to be held on May 4, 2011, and we have not yet received your vote. The Board of Directors is recommending that shareholders vote as follows:
➢	FOR all nominees in Proposal 1

➢	FOR the ratification of the selection of auditors in Proposal 2

➢	FOR the advisory resolution on executive compensation in Proposal 3

➢	THREE YEARS for the advisory vote recommending the frequency of future executive compensation votes in Proposal 4
As you may know, due to recent changes to the NYSE rules, your broker is not entitled to vote your shares on certain proposals without your instructions. This includes the election of directors, the advisory resolution on executive compensation, and the advisory vote on future executive compensation votes.
Your vote is important, no matter how many or how few shares you may own. Whether or not you have already done so, please vote TODAY by telephone or the Internet, or by signing, dating and returning the enclosed proxy card in the envelope provided.
Sincerely,
Andrew Duff
Chairman and Chief Executive Officer

IMPORTANT
To vote your shares by telephone or the Internet,
follow the instructions on the enclosed card.
If you have any questions, or need assistance in voting your shares, please call our proxy solicitor, Innisfree M&A, at the following
TOLL-FREE number:
1-888-750-5834